ALR Technologies and Infinovo Sign Memorandum of Understanding to Manufacture World's First CGM for Diabetic Pets

SINGAPORE, Dec. 7, 2021 -- ALR Technologies ("ALRT" or the "Company") (OTCQB: ALRT), the diabetes management company, is pleased to announce the signing of a Memorandum of Understanding ("MOU") with Infinovo Medical Co. Ltd for a global supply agreement of their P3 Continuous Glucose Monitor (CGM) for use by ALRT in the animal health sector.

Under the terms of the MOU, ALR Technologies and Infinovo will collaborate to integrate Infinovo's P3 CGM with ALRT's proprietary GluCurve platform. The Company expects to begin testing the GluCurve Pet CGM in veterinary clinics in late December 2021 or early January 2022. The testing is scheduled to complete by the end of February 2022.

"We are excited to take this significant step forward with Infinovo," said Sidney Chan, Chairman and CEO of ALRT. "By combining the talents, strengths, and resources of both companies, we anticipate bringing the GluCurve Pet CGM to market much faster than previously expected. We are planning to commence commercial delivery as early as June, 2022. Working with Infinovo will provide ALRT the cutting edge hardware needed for our GluCurve Pet CGM in order to provide veterinarians the solution to diabetes management they are desperately seeking."

Joe Stern, Head of Animal Health at ALR Technologies continued, "My team is thrilled to work with Infinovo and to begin commercial testing of the GluCurve Pet CGM in the coming weeks. Various interested parties, such as our potential pharmaceutical partners, veterinary consultants, and others in animal health are all eager to review the results and we are confident they will be impressed."

The OEM agreement between ALRT and Infinovo is subject to further negotiations and the execution of a definitive document acceptable to both parties.

About Infinovo Medical Co. Ltd:

Founded in 2016, Infinovo is an innovative medical technology company, focusing on developing an accurate and affordable CGM for patients which will be available for both Type 1 and Type 2 Diabetics. https://infinovo.com

About ALR Technologies

ALR Technologies is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved

patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division has identified an unmet need in diabetes care and has developed a solution to assist veterinarians in determining the effectiveness of insulin and helping to identify the appropriate dose and frequency of administration for companion animals. Thus, delivering the same optimization of diabetic drug therapies to pets as to humans.

ALR Technologies SG Pte. Ltd. is a wholly owned subsidiary of ALR Technologies Inc. On June 1, 2021, ALR Technologies Inc. announced its intention to migrate to Singapore. More information about ALR Technologies Inc. can be found at www.alrt.com. Regarding ALR Technologies SG Pte. Ltd. Information can be found at https://sg.alrt.com.

Contact

Ken Robulak (US)

Phone: +1 (727) 736-3838

Anthony Ngai (Singapore)

Phone: +65 3129 2924

Email: ir@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties, and assumptions. When used, the words "estimate", "expect", "anticipate", "believe", “will” and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance, or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.